Exhibit 10.62

DATATEC SYSTEMS, INC.

23 Madison Road

Fairfield, New Jersey 07004

April 15, 2001

Mr. Christopher J. Carey

450 Claremont Road

Bernardsville, New Jersey 07924

Dear Mr. Carey:

We make reference to the letter dated April 15, 1997 from Datatec Systems, Inc. to you pursuant to which, among other things, we recognized that when certain Tax Savings (as defined in such letter) are realized, you are entitled to a payment from us of $236,314.

Notwithstanding the fact that such payment is not due until the Tax Savings are realized, in the event that we sell all or substantially all of the capital stock or assets representing sin excess of 50% of the earnings or revenue of the business of Datatec Systems, Inc., in one transaction or a series of related transactions, we will pay to you, upon the closing of such transaction, such due amount whether or not Tax Savings are then realized. We would then, of course have no further obligation, under the April 15, 1997 letter.

In addition, in the event that we have repaid to you all or any portion of the amount due pursuant to that certain promissory note ("Note") dated April 15, 2001 between Plan C, LLC and us, we will pay to you additional amounts at the rate of $35,447 per annum (assuming that the entire Note is repaid, and a lesser proportionate amount if less than the entire Note is repaid) as consideration for the deferral of the Tax Savings repayment. This consideration shall be paid monthly and only during such period of time as the Note is no longer outstanding.

Further, we reserve the right to pay the tax savings, in whole or in part, at any time or from time to time, at which point the deferral consideration will be eliminated on a pro-rata basis.

Finally, in the event of a default under the Note, the entire Tax Savings shall become immediately due and payable.

If the foregoing correctly sets forth our understanding please sign in the space provided below.

Very truly yours,

/s/ Isaac J. Gaon

Isaac J. Gaon

Accepted and Agreed to as of

the date first written above:

/s/ Christopher J. Carey

Christopher J. Carey